EXHIBIT 12

                OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
       COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)

                                               Nine Months Ended
                                                    September 30                                       Year Ended December 31
                                           ---------------------    ---------------------------------------------------------
                                                2001        2000         2000        1999        1998        1997        1996
---------------------------------------    ---------   ---------    ---------   ---------   ---------   ---------   ---------
Income from continuing operations(a)       $   1,576   $   1,373    $   1,785   $     699   $     400   $     245   $     486
                                           ---------   ---------    ---------   ---------   ---------   ---------   ---------
Add:
  Provision (credit) for taxes on
    income (other than foreign
    and gas taxes)                               387         698          871         306         204          47          99
  Interest and debt expense(b)                   328         404          540         515         576         446         492
  Portion of lease rentals
    representative of the interest
    factor                                        23           5            6          31          36          39          38
                                           ---------   ---------    ---------   ---------   ---------   ---------   ---------
                                                 738       1,107        1,417         852         816         532         629
                                           ---------   ---------    ---------   ---------   ---------   ---------   ---------
Earnings before fixed charges              $   2,314   $   2,480    $   3,202   $   1,551   $   1,216   $     777   $   1,115
                                           =========   =========    =========   =========   =========   =========   =========
Fixed charges
  Interest and debt expense
    including capitalized
    interest(b)                            $     332   $     404    $     543   $     522   $     594   $     462   $     499
  Portion of lease rentals
    representative of the interest
    factor                                        23           5            6          31          36          39          38
                                           ---------   ---------    ---------   ---------   ---------   ---------   ---------
  Total fixed charges                      $     355   $     409    $     549   $     553   $     630   $     501   $     537
                                           =========   =========    =========   =========   =========   =========   =========

Ratio of earnings to fixed charges              6.52        6.06         5.83        2.80        1.93        1.55        2.08
---------------------------------------    =========   =========    =========   =========   =========   =========   =========

a) Includes (1) minority interest in net income of majority-owned subsidiaries and partnerships having fixed charges and (2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.